Exhibit 3.11

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRUELINK, INC.

TrueLink, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies as follows:

1. The name of the corporation is TrueLink, Inc. (the “Corporation”).

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 26, 2000 and was amended and restated on May 3, 2000, May 11, 2000, June 19, 2000, May 22, 2001, June 29, 2001 and October 5, 2001 (such original Certificate of Incorporation as amended and restated, the “Original Certificate”).

3. This Seventh Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Original Certificate of Incorporation and has been duly approved, adopted, executed and acknowledged in accordance with the provisions of Sections 103, 228, 242 and 245 of General Corporation Law of the State of Delaware.

4. The text of the Original Certificate is hereby amended and restated to read in its entirety as follows:

ARTICLE I.

The name of the corporation is:

TrueLink, Inc.

ARTICLE II.

The Registered Office of the corporation is located at 2711 Centerville Road, Wilmington, New Castle County, Delaware, 19808. The name of its Registered Agent at that address is Corporation Service Company.

ARTICLE III.

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (as amended, “Delaware Law”).

ARTICLE IV.

The total number of shares of stock which the corporation shall have authority to issue is Two Million Five Hundred Thousand (2,500,000), consisting of Two Million (2,000,000) shares of common stock, par value $0.001 per share, and Five Hundred Thousand (500,000) shares of preferred stock, par value $0.001 per share.

The shares of preferred stock may be issued from time to time in one or more series. The Board of Directors is authorized, subject to limitations prescribed by Delaware Law, to provide for the issuance of the shares of preferred stock in series and, by filing a certificate pursuant to Delaware Law, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

ARTICLE V.

Subject to the terms, conditions and limitations set forth in any Stockholders’ Agreement of the corporation that may be in effect from time to time, each share of stock of the corporation shall entitle the holder thereof to a preemptive right to subscribe for, purchase, or otherwise acquire any shares of stock of the same class of the corporation or any equity and/or voting shares of stock of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of stock of the same class of the corporation or of equity and/or voting shares of any class of stock of the corporation or for the purchase of any shares of stock, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase, or otherwise acquire shares of stock of the same class of the corporation or equity and/or voting shares of stock of any class of the corporation, whether now or hereafter authorized or created, whether having unissued or treasury status, and whether the proposed issue, reissue, transfer, or grant is for cash, property or any other lawful consideration. As used herein, the terms “equity shares” and “voting shares” shall mean, respectively, shares of stock which confer unlimited dividend rights and shares of stock which confer unlimited voting rights in the election of one or more directors.

ARTICLE VI.

The original By-Laws of the corporation may be adopted by the sole incorporator named herein, or by the initial directors of the corporation. Thereafter, in furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors and/or the stockholders of the corporation are expressly empowered to make, alter, amend or repeal any By-Law in the manner to be determined by the terms of the By-Laws of the corporation then in existence.

ARTICLE VIII.

The corporation shall have perpetual existence.

ARTICLE IX.

A director of the corporation shall not be personally liable either to the corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of Delaware Law or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this Article Ninth nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article Ninth shall eliminate or reduce the effect of this Article Ninth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Ninth of this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

DELIVERED 05:42 PM 11/16/2006

FILED 05:28 PM 11/16/2006

SRV 061053745-3212333 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

TRUELINK, INC.

The corporation organized and existing under the virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That the name of the corporation is TrueLink, Inc. (the “Corporation”) and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on April 26, 2000.

SECOND: On September 20, 2006 a resolution amending the Certificate of Incorporation of the Corporation, to read as follows:

“1. The name of the corporation is TransUnion Interactive, Inc. (the “Corporation”).”

was duly adopted by written consent of the sole shareholder of the Corporation, after first having been declared advisable by unanimous written consent by the Board of Directors of the Corporation, all in accordance with the provisions of Section 141, 228 and 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 21st day of September, 2005.

By:	/s/ Denise Norgle
Name:	Denise Norgle
Title:	Vice President, Secretary